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Exhibit 4.29

TRANSITION SERVICES AGREEMENT

        THIS TRANSITION SERVICES AGREEMENT, dated as of January 21, 2003 (this "Agreement"), is entered into by and among CENTERPULSE LTD., a corporation duly organized and existing under the laws of Switzerland ("Centerpulse"), CENTERPULSE USA HOLDING CO., a corporation organized under the laws of Delaware ("Centerpulse USA"), SULZER CARBOMEDICS INC., a corporation organized under the laws of Delaware ("CMI") and SNIA, S.P.A., a corporation duly organized and existing under the laws of the Republic of Italy ("SNIA").

BACKGROUND

        WHEREAS, Centerpulse, Centerpulse USA and SNIA entered into a Stock Purchase Agreement, dated as of November 26, 2002 (the "Purchase Agreement"), pursuant to which, among other things, SNIA will acquire the Valves Business (as defined in the Purchase Agreement) of Centerpulse.

        WHEREAS, prior to the consummation of the transactions contemplated by the Purchase Agreement, certain affiliates of Centerpulse operated both the Valves Business and other businesses of Centerpulse.

        WHEREAS, subsequent to the consummation of the transactions contemplated by the Purchase Agreement, SNIA will require the continued services of certain of such Centerpulse affiliates or former affiliates. In addition, Centerpulse and its affiliates will require certain services from some entities acquired by SNIA pursuant to the Purchase Agreement.

        Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Provision and Term of Services.

        (a)    Each of the entities set forth on Exhibit A attached hereto and listed under the heading "Provider" shall provide to the entity or entities set forth opposite its name one or more of the services listed on Exhibit A attached hereto (together with the Other Services (as defined below), the "Services"). As used herein, the term "Provider" shall refer to any entity providing Services, and the term "Recipient" shall refer to any entity receiving Services. The Services shall be provided in accordance with the terms and provisions of this Agreement. Each of the parties hereto (i) shall cause each of its Affiliates that are listed on Exhibit A under the heading "Provider" or "Recipient," as the case may be, to perform and comply with the obligations of Provider or Recipient, as applicable, pursuant to this Agreement and (ii) agrees that each such Affiliate shall be entitled to the rights and benefits of Provider or Recipient, as the case may be, in each of clauses (i) and (ii) as if such Affiliate was a party to this Agreement.

        (b)    Provider shall provide the Services at least at the same level as Provider provided the Services prior to the Closing Date, consistent with the manner and level of care with which such Services were provided prior to the Closing Date.

        (c)    Except as provided in Section 3(c), each Provider shall provide the Services required to be provided by it during the term that commences on the date hereof and ends on the date specified on Exhibit A.

        (d)    The parties hereto shall use commercially reasonable efforts and cooperate with each other to facilitate an orderly and expedient transition away from each party's need for Services as Recipient.

2.    Compensation for Transition Services.

        (a)    Subject to Section 2(e), each Recipient shall pay the applicable Provider for the Services in accordance with the fee schedule set forth on Exhibit B attached hereto or as provided in Section 3 (d). The fee to be paid in respect of a Service (including all third party expenses and disbursements, and any other costs and expenses to be paid to or through Provider, including payroll and employee benefit costs and expenses) pursuant to the terms of this Agreement shall be referred to herein as the "Applicable Fee."

        (b)    Except as otherwise provided in Exhibit B, the Applicable Fee for any Service shall be paid by Recipient on the last day of each month, provided that the applicable Provider delivers an invoice for such month, which invoice shall be delivered to the appropriate Recipient no later than the twentieth (20th) day of such month. If an invoice is not delivered to the appropriate Recipient on or before twentieth (20th) day of such month, Recipient shall pay the Applicable Fee described in such invoice no later than ten (10) calendar days after receipt of such invoice. Such invoice must comply with all applicable tax requirements and separately describe the amount for fees, expenses and value added tax, if any.

        (c)    Recipient shall reimburse the applicable Provider for third-party, out-of-pocket, incidental travel, lodging and food expenses incurred by Provider in accordance with Provider's customary travel policy, within thirty (30) days of receipt of an invoice from Provider for such incidental expenses accompanied by such additional documentation reasonably required by Recipient to verify the amount of the expense and that such expense was incurred in connection with providing the Services. Provider shall deliver such invoice and accompanying documentation within ten (10) days following the end of the month in which such expense was incurred.

        (d)    All amounts payable by Recipient to Provider shall be paid by wire transfer in accordance with the wire transfer instructions provided by Provider to Recipient from time to time.

        (e)    Anything in this Agreement to the contrary notwithstanding, the parties acknowledge and agree that the Applicable Fee paid for any Service is intended to equal the cost incurred by Provider to perform such Service for Recipient (including any amounts to be disbursed to third parties in connection with the provision of any Service, including payroll and employee benefit costs and expenses) in accordance with the provisions of this Agreement (such cost being referred to herein as the "Service Cost"). Accordingly, the parties agree as follows:

    (i)
    Each of the parties shall maintain accurate books and records necessary to determine (a) the Service Cost for any Service (b) all third party disbursements and expenses related to providing Services and (c) all payroll and employee benefit documents and records relating to dates and periods from and after the Closing Date. Subject to reasonable security requirements, the confidentiality provisions set forth in the Purchase Agreement and Section 6 hereof, each party will make available to the other party and/or its designated representatives, upon at least five (5) business days' prior written notice during normal business hours, the books and records of the other party related to the determination of the matters set forth in clauses (a), (b) and (c) of this paragraph for the purpose of audit and inspection (an "Audit"). Except as expressly set forth herein, the fees and expenses of such audit (the "Audit Expenses") will be paid by the requesting party.

    (ii)
    Anytime after conducting an Audit relative to the Service Cost for any Service, Recipient shall have right to deliver to Provider an Applicable Fee Adjustment Certificate (an "AFA Certificate") in respect of such Service and the related then existing Applicable Fee. If Provider does not deliver to Recipient a Dispute Notice (as defined below) within ten (10) business days after receipt of an AFA Certificate, then (y) the Applicable Fee for the

      Subject Service (as defined below) shall automatically be adjusted consistent with such AFA Certificate and (z) Provider shall immediately pay to Recipient an amount equal to the Fee Differential (as defined below) plus the related Audit Expenses. If Provider timely delivers to Recipient the Dispute Notice, then the parties shall negotiate in good faith to resolve the Subject Dispute (as defined below). Pending the resolution of the Subject Dispute, Provider shall not have the right to suspend or terminate the Subject Service and Recipient shall continue to pay to Provider the then existing Applicable Fee in accordance with the terms of this Agreement. Upon final resolution of the Subject Dispute, (x) the Applicable Fee for the Subject Service shall automatically be adjusted consistent with such resolution, (y) Provider shall pay to Recipient the Fee Differential, if any, and (z) if there is a Fee Differential, Provider shall pay to Recipient the related Audit Expenses.

    (iii)
    Provider shall have right to deliver to Recipient an AFA Certificate in respect of any Service provided by such Provider to such Recipient and the related then existing Applicable Fee. If Recipient does not deliver to Provider a Dispute Notice within ten (10) business days after receipt of such AFA Certificate, then (y) the Applicable Fee for the Subject Service shall automatically be adjusted consistent with such AFA Certificate, and (z) Recipient or Provider, as the case may be, shall pay to the other the Fee Differential. If Recipient timely delivers to Provider the Dispute Notice, then the parties shall negotiate in good faith to resolve the Subject Dispute. Pending the resolution of the Subject Dispute, Provider shall not have the right to suspend or terminate the Subject Service and Recipient shall continue to pay to Provider the then existing Applicable Fee. Upon final resolution of the Subject Dispute, (y) the Applicable Fee for the Subject Service shall automatically be adjusted consistent with such resolution, and (z) Recipient or Provider, as the case may be, shall pay to the other the Fee Differential, if any.

    (iv)
    The following capitalized terms used in this Section 2(e) shall have the following meanings:

            (1)  "Applicable Fee Adjustment Certificate" or "AFA Certificate" means, in respect of any Subject Service and the Applicable Fee for such Subject Service:

              a.    for the purposes of Section 2(e)(ii), a certificate executed by a senior financial officer of Recipient that includes (w) a certification that an Audit was conducted relative to such Subject Service, and based upon the findings of such Audit, such Applicable Fee (on an annualized basis) exceeds the related Service Cost (on an annualized basis) by more than $75,000 (excluding third party disbursements, costs and expenses which shall not be subject to such $75,000 threshold except to the extent same are to be held in escrow for eventual return of overages on a dollar-for-dollar basis), (x) supporting documentation relative to the findings described in the immediately preceding clause (w), (y) a demand that such Applicable Fee be adjusted consistent with the findings of such Audit, and (z) a calculation of the applicable Fee Differential for all periods up to and including the date of such certificate.

              b.    for the purposes of Section 2(e)(iii), a certificate executed by a senior financial officer of Provider that includes (w) a certification that the Service Cost (on an annualized basis) for such Subject Service exceeds such Applicable Fee (on an annualized basis) by more than $75,000 (excluding third party disbursements, costs and expenses which shall not be subject to such $75,000 threshold except to the extent same are to be held in escrow for eventual return of overages on a dollar-for-dollar basis), (x) supporting documentation relative to the certification described in the immediately preceding clause (w), (y) a demand that such Applicable Fee be adjusted consistent with the Service

      Cost, and (z) a calculation of the applicable Fee Differential for all periods up to and including the date of such certificate.

            (2)  "Dispute Notice" means relative to any AFA Certificate, a notice executed by a senior financial officer of Provider or Recipient, as the case may be, that includes (y) a rejection of the demand in the AFA Certificate to adjust the Applicable Fee and (z) the bases (and supporting documentation) for such rejection, which bases may be, among other things that, (I) the AFA Certificate did not satisfy the requirements set forth in the definition thereof or (II) the supporting documentation included in the AFA Certificate was not sufficiently complete to support the certification set forth therein and the demand for the adjustment to the Applicable Fee.

            (3)  "Fee Differential" means the absolute value of the difference between (y) the aggregate Applicable Fees actually paid to Provider for the Subject Service prior to giving effect to any adjustment to such Applicable Fees pursuant to provisions of Section 2(e) and (z) the aggregate Applicable Fees that would have been paid to such Provider for such Subject Services had the adjustment to such Applicable Fees been made on the date hereof. For example, assume the Applicable Fee for a Service is $100,000 per month, the first Applicable Fee is paid on January 31, 2003, and the Applicable Fee is adjusted pursuant to the terms of this Agreement to $80,000 per month after the payment of six monthly installments of $100,000. In this case, the Fee Differential is $120,000 ($600,000—$480,000).

            (4)  "Subject Dispute" means in the case of any Dispute Notice, the dispute subject of such Dispute Notice.

            (5)  "Subject Service" means the Service that is the subject of such the related AFA Certificate or Dispute Notice, as the context may require.

3.    Other Services.    The parties hereto acknowledge and agree that Exhibit A may not contain an exhaustive list of those continuing and material services that one party (or an Affiliate of such party) will require from another party (or its Affiliate of such other party) to effect an orderly transition following the sale of the Valves Business (such non-listed continuing and material services being referred to herein as, the "Other Services"). Accordingly, and anything in this Agreement to the contrary notwithstanding, the parties agree that the appropriate Provider shall continue to provide to the appropriate Recipient the Other Services without interruption and comply with the following:

        (a)    Upon identification at any time of a service being rendered that constitutes an Other Service, Provider or Recipient thereof shall deliver a notice to the other to such effect; it being agreed that such notice shall set forth in reasonable detail the nature and scope of such Other Service. Promptly after receipt or delivery as the case may be of such notice, Provider shall deliver to Recipient an invoice for all such Other Services theretofor performed since the Closing Date; it being agreed that the fee for such Other Services shall equal the Service Cost for the same, as determined in good faith by Provider (and such fee shall be the Applicable Fee for such Service for all purposes of this Agreement);

        (b)    Each of the parties hereto (i) shall cause each of its Affiliates that is Provider or Recipient, as the case may be, of Other Services to perform and comply with the obligations of Provider or Recipient, as applicable, pursuant to this Agreement and (ii) agree that each such Affiliate shall be entitled to the rights and benefits of Provider or Recipient, as the case may be, in each of clauses (i) and (ii) as if such Affiliate was a party to this Agreement;

        (c)    Provider shall provide Recipient each Other Service until such time as Recipient terminates such Services by delivery to Provider of notice to such effect; provided, that (i) Recipient shall use its reasonable best efforts to effect an orderly transition of such Other Service from Provider as soon as practicable and (ii) in no event shall Provider be required to provide Recipient with any Other Service for more than the six (6) months after the date of this Agreement or such other period as the parties may mutually agree in writing; and

        (d)    To avoid doubt, after delivery of the first invoice with respect to any Other Service, Recipient shall continue to pay the applicable Provider the Applicable Fee for the Other Service rendered thereafter in accordance with (and subject to) the terms of this Agreement.

4.    Force Majeure.    The obligation of Provider to provide Services shall be suspended during the period and to the extent that Provider is prevented or hindered from complying therewith by any law or governmental order, rule, regulation or direction, whether domestic or foreign, or by any cause beyond the reasonable control of Provider, including acts of nature, strikes, lock outs and other labor and industrial disputes and disturbances, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared), shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, and delays in transportation. In such event, Provider shall give notice of suspension as soon as reasonably practicable to Recipient stating the date and extent of such suspension and the cause thereof and Provider's best estimate of the date on which it will be able to resume the performance of its obligations. In addition, Provider will use commercially reasonable efforts during any such suspension to keep Recipient informed as to the progress of removal of the cause of such suspension. Provider shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and Provider shall so notify Recipient, and Recipient shall not be liable for payment of Applicable Fees for any Service for the period in which such Service could not be provided pursuant to this Section 4.

5.    Compliance With Law.    The parties shall undertake to provide Services in accordance and in adherence with all laws and governmental rules, regulations and orders applicable at the place where Services are rendered, including without limitation, data protection and retention regulations.

6.    Confidentiality.    Each party hereto shall, and shall ensure that its Affiliates shall maintain the confidentiality of all data, information, reports, studies, suggestions and other materials regarding the other parties hereto and their Affiliates with the same level of care and in accordance with the same procedures Provider uses with respect to its own such data, information, reports, studies suggestions and other similar materials.

7.    Limitation of Liability; Indemnification.

        (a)    Provider shall not have any duties or responsibilities hereunder other than those specifically set forth herein, and no implied obligations shall be read into this Agreement. Neither Provider nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates (collectively, the "Provider Parties") shall be liable for any action taken or omitted to be taken by it or such person under or in connection with this Agreement, except that Provider shall be liable for losses, damages, penalties, fines, judgments, actions, claims, costs, expenses and fees (including, without limitation, reasonable attorneys' fees) (collectively, "Losses") incurred by Recipient arising out of the gross negligence, fraud, willful defaults or misconduct of Provider in the performance of its obligations hereunder.

        (b)    In Centerpulse USA's capacity in administering health and welfare benefits for employees of CMI for service dates and periods (or partial periods) from and after the Closing Date, neither CMI nor SNIA shall look to nor consider Centerpulse USA or its Affiliates to be an insurer in any capacity of the benefits so administered. CMI, and not Centerpulse USA, is liable for the benefit claims submitted by employees of CMI or any of the Target Companies during the term of this Agreement for benefits payable in respect of service dates or periods from and after the Closing Date. Centerpulse USA's sole responsibility is to administer these benefits on behalf of CMI.

        (c)    In Centerpulse USA's capacity in administering payroll services for employees of CMI for work dates or pay periods (or partial pay periods) from and after the Closing Date, neither CMI nor

SNIA shall look to nor consider Centerpulse USA or its Affiliates to be responsible in any capacity for the payroll so administered. CMI, and not Centerpulse USA, is liable for the payroll of employees of CMI or any of the Target Companies for work dates or pay periods (or partial pay periods) from and after the Closing Date during the term of this Agreement. Centerpulse USA's sole responsibility is to administer such payroll on behalf of CMI.

        (d)    Recipients (together with their Affiliates signatory hereto) on the one hand and, Providers (together with their Affiliates signatory hereto) on the other hand (collectively, "Indemnifying Parties"), shall each jointly and severally indemnify and hold harmless the other (collectively, "Indemnified Parties") from any Losses incurred by any Indemnified Parties arising out of the gross negligence, fraud, willful defaults or misconduct of any Indemnifying Parties with respect to this Agreement.

8.    Notices.    Any legal notice, demand or other communication required or permitted to be given by any provision of this Agreement (each a "Notice") shall be in writing and shall be deemed to have been properly given or served only if addressed to a party hereto at its address set forth on Exhibit A attached hereto, and if delivered (A) by hand, (B) by certified mail, return receipt requested, (C) by overnight commercial carrier or (D) by telefax transmission with confirmation of receipt. All such communications shall be deemed to have been properly given or served (i) if by hand, when received, (ii) if by mail, on the date of receipt or of refusal to accept shown on the return receipt, (iii) if by overnight commercial carrier, on the date that is one business day after the date upon which the same shall have been delivered to such overnight commercial carrier, addressed to recipient, with all shipping charges prepaid, provided that the same is actually received (or refused) by recipient in the ordinary course and (iv) if by telefax, on the date sent with transmission confirmed.

9.    No Third Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors and assigns, and each Provider and each Recipient shall be entitled to enforce its respective rights under this Agreement against Provider or Recipient of the Service in question.

10.    Governing Law.    This Agreement shall be governed by, and construed in accordance with the laws of the state of New York. The parties hereto submit to the jurisdiction of any state or federal court sitting in New York for the purpose of any suit, action or proceeding arising out of this Agreement.

11.    Entire Agreement.    This Agreement, together with the Purchase Agreement and the Schedules and Exhibits thereto and the Schedules and Exhibits hereto, sets forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The Schedules and Exhibits to this Agreement constitute an integral part of this Agreement.

12.    No Assignment.    This Agreement shall not be assignable (directly or indirectly—by operation of law or otherwise) by either party hereto without the prior written consent of the other party hereto; and any attempt to assign this Agreement in violation this provision shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.    Waiver.    No provision of this Agreement may be waived except by an instrument in writing signed by the party sought to be charged with the effect of such waiver. The failure of a party to this Agreement to assert a right or exercise a remedy hereunder shall not waive such right or remedy or any future rights or remedies.

14.    Status.    For purposes of this Agreement, Provider is, and will be deemed to be, an independent contractor only and not an agent, joint venturer, partner, or representative of Recipient. Neither Provider nor Recipient may create any obligations or responsibilities on behalf of or in the name of the other hereunder.

15.    Amendment.    This Agreement may not be amended or modified except by an instrument in writing signed by Centerpulse and SNIA.

16.    Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

17.    Survival.    Except as may be expressly provided in this Agreement, the provisions of Section 2(a) and Section 6 through 18 (inclusive) shall survive the term during which any Service hereunder is required to be performed.

18.    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CENTERPULSE LTD.
By:
/s/ CHRISTIAN STAMBACH Name: Christian Stambach Title: CRO & Chief Legal Counsel
By:
/s/ URS KAMBER Name: Urs Kamber Title: CFO
CENTERPULSE USA HOLDING CO.
By:
/s/ DAVID S. WISE Name: David S. Wise Title: Secretary
SULZER CARBOMEDICS INC.
By:
/s/ CHARLES GRIFFIN Name: Charles Griffin Title: President
SNIA S.p.A.
By:
/s/ CARLO VANOLI Name: Carlo Vanoli Title: COO

EXHIBIT A:  SERVICES

PROVIDER	RECIPIENT	SERVICES	TERM
CMI	Centerpulse USA	Provider shall provide the following services to Recipient at 1300 East Anderson Lane, Austin, Texas:
•  office space and equipment;
•  purchasing services;
•  human resources services; and
• information technology services (including, without limitation, the services currently being provided by David Reeves).	Provider shall provide Recipient the services for a period of up to six (6) months after the date of this Agreement.

Recipient may terminate services at any time effective immediately upon notice to Provider by Recipient.
Centerpulse USA	CMI and, where relevant, MEC and/or MIT
Provider shall provide Recipient the following services:
•  Payroll processing services:
        •  Provider shall calculate and enter data for bi-weekly pay, bonuses and commissions based on information submitted by Recipient to Provider;
        •  Provider shall receive from Recipient, validate and coordinate the transfer of payroll data to ADP;
        •  Subsequent to paycheck generation, Recipient shall validate all human resources data;
        •  Provider shall coordinate the receipt and validation of paychecks from ADP and make available the paychecks for pick-up and distribution by Recipient;
        •  Provider shall coordinate the wire transfer of funds for Recipient for payroll and all associated taxes and wage garnishments;
        •  Provider shall verify quarterly payroll reports;
• Provider shall coordinate the exercise, taxation and reporting of MSOP stock options;
Provider shall provide Recipient the services for a period of up to six (6) months after the date of this Agreement.

Recipient may terminate services at any time effective upon ten (10) days advance notice to Provider by Recipient.

Provider may terminate services immediately and without notice in the event that Provider does not receive the fees (as described on Exhibit B) within nine (9) business days before a payroll disbursement date. Payroll disbursement dates are set forth on Exhibit D.

• Provider shall provide Recipient with access to Provider's HRS database to run reports solely related to Recipient's employees;
•  Allocations of amounts in respect of the following (note: all amounts paid to or on behalf of covered persons in respect of dates or periods from and after the Closing Date shall be paid by Recipient and Recipient shall have no obligation to pay any amounts in respect of any dates or periods prior to the Closing Date. For avoidance of doubt, Recipient shall not be responsible for any payment in respect of medical, dental or other services that were provided to a covered person prior to the Closing Date, irrespective of the date on which a claim for such service was filed by or on behalf of such covered person. Any payment made to or on behalf of a covered person in respect of any period or date prior to the Closing Date shall be paid solely by Provider at Provider's sole expense):
        •  all payroll and payroll related state and federal taxes;
• 401(k); Medical; Dental; Vision; LTD; STD; Life; Dependant Life; ADD; Exec. Supplemental Pension; Exec. Supplemental Disability; United Behavioral (EAP); Cobra for post-Closing terminations.

EXHIBIT A:  SERVICES (cont.)

PROVIDER	RECIPIENT	SERVICES	TERM
MEC	Sulzer Orthopedics Canada	Provider shall provide the following services to Recipient:
•  Customer services:
        •  orders,
        •  return and loaner processing,
        •  inventory control and management,
        •  customer inquires;
•  Warehousing:
        •  shipping and receiving,
        •  supplies,
        •  rush orders;
•  Use of facility and other support:
        •  utilities,
        •  property tax,
        •  cleaning,
        •  repair,
        •  photocopy,
        •  fax and printers;
•  Human resources:
        •  payroll submission,
        •  pension management,
        •  benefit management;
•  Finance:
        •  month end and year end reporting,
        •  tax preparation and filing,
        •  transfer price documentation,
        •  budgets and forecasting,
        •  check processing,
        •  accounts receivable and accounts payable management,
        •  invoicing,
        •  weekly and monthly FDC reporting;
•  IT support:
        •  computer help desk,
        •  inventory management program and license fees,
• computer management.	Provider shall provide Recipient the services for a period of up to twelve (12) months after the date of this Agreement.

Recipient may terminate services at any time effectively immediately upon notice to Provider by Recipient.

EXHIBIT B:  FEES

PROVIDER	RECIPIENT	FEES
CMI	Centerpulse USA	In consideration for the services provided by Provider to Recipient, Recipient shall pay Provider an amount equal to $14,000 per month for each four (4) week month and $16,000 per month for each five (5) week month. Such fee shall be paid on the first (1st) day of each month. Note: such fee includes $4,200 of non-cash costs.

In addition, in consideration for the services provided by David Reeves (or his successor) (for the Provider) to the Recipient, Recipient shall pay Provider an amount equal to $70,000 per year in monthly installments of $5,800.
Centerpulse USA	CMI
In consideration for the services provided by Provider to Recipient, Recipient shall pay Provider as follows: On the date of this Agreement, SNIA, on behalf of Recipient, shall deposit to Provider's bank account an amount equal to $1,458,863 (equal to the gross payroll plus one and a half months anticipated medical benefit expense) in immediately available funds pursuant to the wire transfer instructions set forth below (the "Bank Account"). Such fee shall cover the estimated expenses set forth on Exhibit C. Thereafter, within nine (9) business days before each payroll disbursement date, according to the schedule of payroll disbursements attached hereto as Exhibit D, Recipient shall deposit into the Bank Account an amount equal to the gross payroll total from the previous payroll period (including Recipient's portion of FUI, SUI, FICA and Medicare) plus the gross employer 401(k) liability from the previous payroll period. Provider shall provide such aggregate amount to Recipient in the form of Exhibit C as soon as practicable after the applicable previous payroll period. For example, if the payroll disbursement date is January 31, 2003, Recipient must deposit the fee into the Bank Account no later than January 21, 2003.

Provider shall reconcile benefits payments on a monthly basis as follows: Each month Provider shall calculate claims processed against the benefit plans set forth on Exhibit C (including claims processed both during and after the six (6) month period during which Provider will provide payroll and benefits services) and Recipient will reimburse Provider through withdrawals from the Bank Account for such claims as of the date the claims are processed. Such reimbursement shall be in addition to the gross payroll reimbursements described above.

Upon termination of the payroll and benefit services, on the twentieth (20th) day of the month following the month in which the payroll and benefit services are terminated, Provider shall refund to Recipient any funds deposited in the bank account which are in excess of Provider's actual expenses.
Recipient shall also pay a monthly administration fee in the amount of $28,250 and shall reimburse Provider for all allocable third party expenses incurred, as determined by Provider.
All fees shall be paid in immediately available funds via wire transfer to the Bank Account.
MEC	Sulzer Orthopedics Canada	In consideration for the services provided by Provider to Recipient, Recipient shall pay Provider an amount equal to 243,541 Canadian Dollars. Such fee shall be paid on the date of this Agreement.

BANK ACCOUNT:    Centerpulse USA Wire Transfer Instructions

Bank:	JPMorgan Chase, Houston, Texas
ABA #	113000609
Swift #	TCBKUS44
Account #	00113321344
Beneficiary:	Centerpulse USA Inc.—Payroll

EXHIBIT C:  ESTIMATED EXPENSES (as of the date of this Agreement)

        01/15/2003 11:07

	Cost of CarryingCMI/Mitroflow/MEC (preliminary)		CMI US
				Monthly	Bi-Weekly
1	Actual Payroll				$827,037.00	gross
2	Actual Taxes		SS match		$49,333.00
3			Medicare match		$11,537.00
4			FUTA		$4,896.00
5			SUI		$14,110.00
6	ADP service fees			$2,513.61	$1,160.13
7	401K Match (estimated)	Company Costs			$65,000.00
8 Self Insured	Medical—actual claims	2002 avg thru Oct		$220,279.00	$101,667.23
9 Co Pd Mo. Premium	Medical—admin svcs fee	$53.57 * 351		$18,803.07	$8,678.34
10 Co Pd Mo. Premium	Dental			$14,806.04	$6,833.56
11 Co Pd Mo. Premium	LTD			$3,564.00	$1,644.92
12 Co Pd Mo. Premium	STD			$582.00	$268.62
13 Co Pd Mo. Premium	Life			$3,899.34	$1,799.70
14 Co Pd Mo. Premium	Dependent Life			$136.62	$63.06
15 Co Pd Mo. Premium	ADD			$1,080.00	$498.46
16 Co Pd Mo. Premium	Exec.Supplemental Pension			$213.02	$98.32
17 Co Pd Mo. Premium	Exec. Supplemental Disability			$983.42	$453.89
18 Co Pd Mo. Premium	United Behavioral (EAP)			$776.00	$358.15
19 Co Pd Mo. Premium	Cobra Costs			$200.00	$92.31
	Total				$1,095,529.67
20 Co Pd Mo. Premium	Canada Supplemental Benefits			$33,333.00
			Administrative Fee Calculation
	*CMI/MIT/MED headcount			548
	Total CEP headcount			1791
	% CMI to CEP total			31%
	2003 Payroll/Benefits Budget			$1,200,000
	CMI allocated costs-annual			$367,169.18
	CMI allocated costs/payperiod				$14,121.89

EXHIBIT D:  SCHEDULE OF PAYROLL DISBURSEMENTS

Date of Funding	Date of Payroll
01/21/2003	01/31/2003
02/04/2003	02/14/2003
02/18/2003	02/28/2003
03/04/2003	03/14/2003
03/18/2003	03/28/2003
04/01/2003	04/11/2003
04/15/2003	04/25/2003
04/29/2003	05/09/2003
05/13/2003	05/23/2003
05/27/2003	06/06/2003
06/10/2003	06/20/2003
*06/23/2003	*07/03/2003
07/08/2003	07/18/2003

*National Holiday is July 4, date of funding and payroll moved back one day

QuickLinks

  Exhibit 4.29
TRANSITION SERVICES AGREEMENT
BACKGROUND
AGREEMENT
EXHIBIT A: SERVICES
EXHIBIT A: SERVICES (cont.)
EXHIBIT B: FEES
EXHIBIT C: ESTIMATED EXPENSES (as of the date of this Agreement)
EXHIBIT D: SCHEDULE OF PAYROLL DISBURSEMENTS